Exhibit 99.1

DAYBREAK  SIGNS  AGREEMENT  WITH  ANADARKO

Spokane, Washington – November 2, 2006 - Daybreak Oil and Gas, Inc. (OTC Bulletin Board: DBRM.OB) a Washington Corporation, has finalized a “drill to earn” lease agreement with Anadarko E&P Company, LP., a subsidiary of Anadarko Petroleum Corporation (NYSE: APC) of The Woodlands, Texas. The lease covers approximately 5,680 acres in N.E. Louisiana.  Daybreak and their partners now have approximately 20,965 net acres under lease for this project. The lease requires one well to be drilled on each side of the Tensas River in Tensas and Franklin Parishes, within a six month time period. Daybreak expects a drilling rig to be on site in November 2006.

In January of 2006, Daybreak and their partners drilled the Tensas Farms F-1 well. The well was completed and placed into production in June of this year.

Robert Martin, President of Daybreak Oil and Gas stated, “I believe this project to be of significant economic potential and will give Daybreak the opportunity to quickly drill large potential targets at medium risk.  I am appreciative of the tremendous effort by the staff of Daybreak and its partners, both financial and industry, to make the initial discovery and accumulate the necessary acreage, increase its net interest position and secure a drilling rig to carry out the development of the project.”

Daybreak Oil and Gas Inc. is a junior oil and gas company that has secured significant interests in several oil and gas plays in the Gulf Coast region of Texas and Louisiana as well as the east slopes of the San Joaquin Basin in California. The project areas are in and around major petroleum and gas producing regions. The selected targets are fields in the one million barrel range for the lower risk plays and up to 100 million barrels in the higher risk projects.

For information about Daybreak Oil and Gas, Inc., please contact:

Eric Moe Telephone: (509) 467-8204

Email: emoe27@aol.com

Mike McIntyre Telephone: (718) 701-4314

Email: mmcintyre@daybreakoilandgas.com

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995: Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained herein contains “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believe”, “expect”, “may”, “should”, “up to”, “approximately”, “likely”, or “anticipates” or the negative thereof or given that the future results covered by such forward looking statements will be achieved. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.